For Investor Inquiries:
John Jenson
Vice President — Corporate Controller
Universal Technical Institute, Inc.
jjenson@uti.edu
623-445-0821

Universal Technical Institute Appoints Kenneth R. Trammell to Its Board of Directors

PHOENIX – June 28, 2011 — Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced the appointment of Kenneth R. Trammell to serve on its Board of Directors.

Mr. Trammell has served as the Chief Financial Officer of Tenneco Inc. since September 2003, having served as the Vice President and Controller from 1999 through 2003. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP, last serving as a senior manager. Mr. Trammell received a BA in accounting from the University of Houston.

“I am very pleased that Mr. Trammell has agreed to join our Board,” said John White, chairman of Universal Technical Institute’s Board of Directors. “His financial expertise and experience with a publicly traded company along with his automotive related industry perspective brings valuable insight and business knowledge that is beneficial to our Board.”

About Universal Technical Institute, Inc.:
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 150,000 graduates in its 46-year history, UTI offers undergraduate degree, diploma and certificate programs at 11 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). To learn more about UTI and its training services, log on to www.uti.edu.

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